Exhibit 99.1

HOVNANIAN ENTERPRISES, INC.	News Release

Contact:	Kevin C. Hake	Jeffrey T. O’Keefe
	Senior Vice President Finance and Treasurer	Director of Investor Relations
	732-747-7800	732-747-7800

HOVNANIAN ENTERPRISES REPORTS FISCAL 2006 FIRST QUARTER RESULTS;
ACHIEVES RECORD REVENUES, DELIVERIES AND BACKLOG;

MAINTAINS FISCAL 2006 EPS PROJECTION

Highlights for the Quarter Ended January 31, 2006

•

Net income available to common stockholders was $81.4 million for the first quarter, or $1.25 per fully diluted common share, compared with $81.5 million, or $1.25 per fully diluted common share, in last year’s first quarter. First quarter earnings were at the top of the Company's range of earnings guidance. Total revenues increased 21% to $1.3 billion in the 2006 first quarter.

•

Management is reaffirming its projection for fiscal 2006 of earnings between $8.05 and $8.40 per fully diluted common share, up between 12% and 17% compared to fiscal 2005 earnings of $7.16 per fully diluted common share.

•	Earnings for the trailing twelve months ended January 31, 2006 represent an after-tax return on beginning common equity (ROE) of 36.7% and an after-tax return on beginning capital (ROC) of 21.1%.

•

The dollar value of net contracts for the first quarter, including unconsolidated joint ventures, increased 22% to $1.3 billion, compared to $1.0 billion in last year’s first quarter. The number of net contracts, including unconsolidated joint ventures, in the first quarter rose to 3,624 contracts, an 11.9% increase from last year’s first quarter.

•

Contract backlog as of January 31, 2006, including unconsolidated joint ventures, was 14,125 homes with a sales value of $4.9 billion, up 82% from the sales value of contract backlog at January 31, 2005.

•	The Company’s ratio of net recourse debt-to-capitalization at January 31, 2006 was 47.3%.

RED BANK, NJ, March 1, 2006 — Hovnanian Enterprises, Inc. (NYSE: HOV), a leading national homebuilder, reported net income available to common stockholders of $81.4 million, or $1.25 per fully diluted common share, on $1.3 billion in total revenues for the quarter ended

January 31, 2006.  Net income available to common stockholders in the first quarter of fiscal 2005 was $81.5 million, or $1.25 per fully diluted common share, on total revenues of $1.1 billion.

Consolidated deliveries in the first quarter of fiscal 2006 were 3,845 homes with an aggregate sales value of $1.2 billion.  This compares to consolidated deliveries of 3,266 homes in the first quarter of fiscal 2005 with an aggregate sales value of $1.0 billion.  In the first quarter of fiscal 2006, the Company delivered 585 homes in unconsolidated joint ventures, compared with 22 homes in last year’s first quarter.  The number of active selling communities on January 31, 2006, excluding unconsolidated joint ventures, was 371 compared with 293 at the end of the same period last year.

Homebuilding gross margin in the first quarter of 2006, after interest expense included in cost of sales, was 24.3%, up 50 basis points from 23.8% on a comparable basis in last year’s first quarter.  Income before income taxes increased during the fiscal 2006 first quarter to $135.2 million compared with $131.9 million in the first quarter of fiscal 2005, despite recognizing approximately $3.3 million of pretax expenses associated with non-cash employee stock option expense.  Total stockholders’ equity grew 47% to $1.9 billion at January 31, 2006 from $1.3 billion at the end of the fiscal 2005 first quarter.

Comments from Management

“We are pleased to report first quarter results at the top of our guidance range,” said Ara K. Hovnanian, President and Chief Executive Officer of the Company.  “Despite the negative impact of Hurricane Wilma’s landfall on Florida in October of last year and the subsequent delays that we have incurred in permitting, along with shortfalls in both materials and labor in several of our markets, we were able to deliver a record 3,845 homes in the first quarter on a consolidated basis.”

“During recent months, market conditions in many of our more highly-regulated markets, including California, Florida, Washington, D.C., and the Northeast, have cooled from their previous white hot levels, with respect to both sales pace and price increases,” Mr. Hovnanian continued.  “We commented on this slower sales pace in early December when we reported our year-end earnings.  While conditions in these markets have improved from the period between Thanksgiving and the end of January, which is traditionally a slow seasonal period, they remain slower than they were during the comparable time frame a year ago.”

“Fortunately, our broad price and product diversity, as well as our geographic mix, are helping to temper the effects of the slowing market that some builders are experiencing,” Mr. Hovnanian continued.  “In certain markets where investors in new homes and condos have been more prevalent over the past few years, it now appears that such investors are no longer contributing to demand, but instead are adding to supply as they list their condos and homes for resale.  As a result, we have seen an increase in the level of resale listings in several of our markets.  However, we expect that sales of new homes will rebound in these markets once the overhang of investor resales is cleared out. Our view is supported by our experience in the Orange County,

California market, where this exact pattern occurred about a year ago.  Our outlook is also bolstered by the difficult regulatory conditions in many of these markets, which have resulted in significant price appreciation over the past several years and have caused new home permits to be far less than these markets experienced in the mid 1980’s.  These markets remain at new home production and sales levels well below the pace of job creation and population growth.  Despite slower sales conditions during our first quarter, we were able to report a solid 22% increase in the dollar value of our net contracts for the quarter — evidence of our ability to continue to gain market share.  And some of our less-regulated markets, such as Dallas, Houston and the major North Carolina metropolitan markets, are actually strengthening modestly as the job picture continues to improve in those areas,” Mr. Hovnanian stated.

“Over the past five years, we have achieved a 57% compound annual growth rate in earnings per share,” said J. Larry Sorsby, Executive Vice President and Chief Financial Officer.  “This phenomenal level of earnings growth ranked us 10th in the Fortune 500 last year.  We expect to post earnings growth and continued strong performance in 2006 and in future years, but at a more measured pace than the extraordinary rate of growth we achieved over the past few years.  This expectation of a healthy but slower pace of growth is reflected in our projections for fiscal 2006 earnings, which we are maintaining in the range of $8.05 to $8.40 per fully diluted common share.  This range of earnings would represent a 12% to 17% increase over our 2005 earnings and a return on beginning equity above 30%.  Our 2006 projections reflect the slower market conditions that we are experiencing currently, as evidenced by a 140 to 190 basis point projected decline in our consolidated homebuilding gross margin and a lower projected number of deliveries from California than we achieved in fiscal 2005.”

“While our contract backlog is very strong, regulatory and production delays are contributing to a significant weighting of our fiscal 2006 deliveries toward the second half of the year, with an especially large number of deliveries projected for our fourth quarter,” Mr. Sorsby continued.  “Our first quarter earnings were only about 15% of our projected earnings for the year, and we are expecting 2006 second quarter earnings to be in the range of $1.55 to $1.80 per fully diluted common share, representing only 19% to 22% of our projected earnings for the full year,” stated Mr. Sorsby.

In Closing

“We are satisfied that both our sales and deliveries were healthy in our first quarter, which is seasonally the most difficult time of year to get a clear reading on current demand for new homes in most of our markets,” said Mr. Hovnanian.   “Our sales teams are well-prepared as the spring selling season begins in earnest this month.  Traffic at our communities has started to improve again, but in today’s environment we must work harder to sell homes, not just take orders.  We are also well positioned for earnings growth during the remainder of 2006, with a $4.9 billion contract backlog as we start the second quarter.  The major challenges for achieving our 2006 projections relate primarily to construction of the homes that are in our contract backlog, particularly in Florida, where in spite of the production delays that we are currently experiencing, we expect to deliver approximately 20% of our total home closings in 2006.  We are also focused on continuing to generate sales that will lead to 2007 deliveries. While we expect margins on new sales to be lower as many markets return to a normal, healthy sales environment, without the positive effects of pent-up price increases that have benefited our margins over the past several years, we see no evidence of a ‘bubble bursting’.  Most importantly, we are continuing to take market share, as evidenced by our growth in sales contracts and our increasing number of active communities.  As a result, we believe we will continue to grow revenues and profits in 2007, even if the sales pace per community continues at a slower pace,” Mr. Hovnanian concluded.

Hovnanian Enterprises will webcast its first quarter earnings conference call at 11:00 a.m. E.T. on Thursday, March 2, 2006, hosted by Ara K. Hovnanian, President and Chief Executive Officer of the Company.  The webcast can be accessed live through the “Investor Relations” section of Hovnanian Enterprises’ Web site at http://www.khov.com.  For those who are not available to listen to the live webcast, an archive of the broadcast will be available under the “Audio Archives” section of the Investor Relations page on the Hovnanian Web site at http://www.khov.com.  The archive will be available for 12 months.

The Company’s summary projection for the fiscal year ending October 31, 2006 will be available today on the “Company Projections” section of the “Investor Relations” section of the Company’s website at http://www.khov.com.

About Hovnanian Enterprises

Hovnanian Enterprises, Inc., founded in 1959 by Kevork S. Hovnanian, Chairman, is headquartered in Red Bank, New Jersey.  The Company is one of the nation’s largest homebuilders with operations in Arizona, California, Delaware, Florida, Illinois, Maryland, Michigan, Minnesota, New Jersey, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Texas, Virginia and West Virginia.  The Company’s homes are marketed and sold under the trade names K. Hovnanian Homes, Matzel & Mumford, Forecast Homes, Parkside Homes, Brighton Homes, Parkwood Builders, Windward Homes, Cambridge Homes, Town & Country Homes, Oster Homes and First Home Builders of Florida.  As the developer of K. Hovnanian’s Four Seasons communities, the Company is also one of the nation’s largest builders of active adult homes.

Additional information on Hovnanian Enterprises, Inc., including a summary investment profile and the Company’s 2005 annual report, can be accessed through the “Investor Relations” section of the Hovnanian Enterprises’ website at http://www.khov.com. To be added to Hovnanian’s investor e-mail or fax lists, please send an e-mail to IR@khov.com or sign up at http://www.khov.com.

Hovnanian Enterprises, Inc. is a member of the Public Home Builders Council of America ("PHBCA") (www.phbca.org), a nonprofit group devoted to improving understanding of the business practices of America's largest publicly-traded home building companies, the competitive advantages they bring to the home building market, and their commitment to creating value for their home buyers and stockholders. The PHBCA's 14 member companies build one out of every five homes in the United States.

Non-GAAP Financial Measures:

Consolidated earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) is not a generally accepted accounting principle (GAAP) financial measure.  The most directly comparable GAAP financial measure is net income.  The reconciliation of EBITDA to net income is presented in a table attached to this earnings release.

Note: All statements in this Press Release that are not historical facts should be considered as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  Such risks, uncertainties and other factors include, but are not limited to, (1) changes in general and local economic and business conditions, (2) adverse weather conditions and natural disasters, (3) changes in market conditions, (4) changes in home prices and sales activity in the markets where the Company builds homes, (5) government regulation, including regulations concerning development of land, the home building, sales and customer financing processes and the environment, (6) fluctuations in interest rates and the availability of mortgage financing, (7) shortages in, and price fluctuations of, raw materials and labor, (8) the availability and cost of suitable land and improved lots, (9) levels of competition, (10) availability of financing to the Company, (11) utility shortages and outages or rate fluctuations, (12) geopolitical risks, terrorist acts and other acts of war and (13) other factors described in detail in the Company’s Form 10-K for the year ended October 31, 2005.

(Financial Tables Follow)

Hovnanian Enterprises, Inc.

January 31, 2006

Statements of Consolidated Income

(Dollars in Thousands, Except Per Share)

	Three Months Ended, January 31,
	2006	2005
	(Unaudited)
Total Revenues	$1,277,992	$1,054,561

Costs and Expenses	1,150,341	924,090

Income From Unconsolidated Joint Ventures	7,575	1,435

Income Before Income Taxes	135,226	131,906

Provision for Taxes	51,130	50,424
Net Income	84,096	81,482

Less: Preferred Stock Dividends	2,669	—

Net Income Available to Common Stockholders	$81,427	$81,482

Per Share Data:
Basic:
Income per common share	$1.30	$1.31
Weighted Average Number of Common Shares Outstanding	62,810	62,240

Assuming Dilution:
Income per common share	$1.25	$1.25
Weighted Average Number of Common Shares Outstanding	65,403	65,419

Hovnanian Enterprises, Inc.

January 31, 2006

Gross Margin

(Dollars in Thousands)

	Homebuilding Gross Margin Three Months Ended January 31,
	2006	2005
	(Unaudited)
Sale of Homes	$1,246,197	$1,015,969
Cost of Sales, excluding interest	926,822	757,086
Homebuilding Gross Margin, excluding interest	$319,375	$258,883
Homebuilding Cost of Sales interest	16,111	17,579
Homebuilding Gross Margin, including interest	$303,264	$241,304

Gross Margin Percentage, excluding interest	25.6%	25.5%
Gross Margin Percentage, including interest	24.3%	23.8%

	Land Sales Gross Margin
	Three Months Ended
	January 31,
	2006	2005
	(Unaudited)
Land Sales	$10,555	$23,004
Cost of Sales, excluding interest	7,865	14,170
Land Sales Gross Margin, excluding interest	$2,690	$8,834
Land Sales interest	458	188
Land Sales Gross Margin, including interest	$2,232	$8,646

Hovnanian Enterprises, Inc.

January 31, 2006

Reconciliation of EBITDA to Net Income

(Dollars in Thousands)

	Three Months Ended January 31,
	2006	2005
	(Unaudited)
Net Income	$84,096	$81,482
Income Taxes	51,130	50,424
Interest expense	17,389	17,922
EBIT(1)	$152,615	$149,828
Depreciation	3,086	1,620
Amortization of Debt Expenses	436	361
Amortization of Intangibles	11,669	10,088
Other Amortization	—	528
EBITDA(2)	$167,806	$162,425

INTEREST INCURRED	$30,804	$21,044

EBITDA TO INTEREST INCURRED	5.45	7.72

(1)	EBIT is a non-GAAP financial measure. The comparable GAAP financial measure is net income. EBIT represents earnings before interest expense and income taxes.
(2)	EBITDA is a non-GAAP financial measure. The comparable GAAP financial measure is net income. EBITDA represents earnings before interest expense, income taxes, depreciation and amortization.

Hovnanian Enterprises, Inc.

January 31, 2006

Interest Incurred, Expensed and Capitalized

(Dollars in Thousands)

	Three Months Ended January 31,
	2006	2005
	(Unaudited)
Interest Capitalized at Beginning of Period	$48,366	$37,465
Plus Interest Incurred	30,804	21,044
Less Interest Expensed	17,389	17,922
Interest Capitalized at End of Period	$61,781	$40,587

Hovnanian Enterprises, Inc.

January 31, 2006

Summary Financial Projection

(Dollars in Millions, except per share or where noted)

(Unaudited)

				Trailing	Projection
	Fiscal Year	Fiscal Year	Fiscal Year	12 Months	Fiscal Year
	10/31/2003	10/31/2004	10/31/2005(1)	01/31/2006(1)	10/31/2006*(1)

Total Revenues ($ Billion)	$3.20	$4.16	$5.35	$5.57	$6.8	-	$7.0
Income Before Income Taxes	$411.5	$549.8	$780.6	$783.9	$866	-	$903
Pre-tax Margin	12.9%	13.2%	14.6%	14.1%	12.6%		-13.0%
Net Income Available to common stockholders	$257.4	$348.7	$469.1	$469.0	$526	-	$549
Earnings Per Common Share (fully diluted)	$3.93	$5.35	$7.16	$7.16	$8.05	-	$8.40

*	2006 Projection is based on three quarters of projected results and one quarter of actual data.
(1)	Net Income less preferred dividends paid.

HOVNANIAN ENTERPRISES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands Except Share Amounts)

ASSETS	January 31, 2006	October 31, 2005
	(unaudited)
Homebuilding:
Cash and cash equivalents	$44,521	$218,830
Inventories - At the lower of cost or fair value:
Sold and unsold homes and lots under development	2,831,845	2,459,431
Land and land options held for future development or sale	663,665	595,806
Consolidated Inventory Not Owned:
Specific performance options	8,550	9,289
Variable interest entities	241,988	242,825
Other options	140,375	129,269
Total Consolidated Inventory Not Owned	390,913	381,383
Total Inventories	3,886,423	3,436,620
Investments in and advances to unconsolidated joint ventures	196,276	187,205

Receivables, deposits, and notes	84,327	125,388

Property, plant, and equipment - net	102,920	96,891

Prepaid expenses and other assets	152,322	125,662

Goodwill	32,658	32,658

Definite life intangibles	211,894	249,506
Total Homebuilding	4,711,341	4,472,760

Financial Services:
Cash and cash equivalents	12,424	10,669
Mortgage loans held for sale	152,396	211,248
Other assets	3,988	15,375
Total Financial Services	168,808	237,292
Income Taxes Receivable — Including Deferred
Tax Benefits	28,630	9,903
Total Assets	$4,908,779	$4,719,955

HOVNANIAN ENTERPRISES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands Except Share Amounts)

	January 31,	October 31,
LIABILITIES AND STOCKHOLDERS’ EQUITY	2006	2005
	(unaudited)
Homebuilding:
Nonrecourse land mortgages	$37,685	$48,673
Accounts payable and other liabilities	482,503	510,529
Customers’ deposits	249,743	259,930
Nonrecourse mortgages secured by operating properties	24,179	24,339
Liabilities from inventory not owned	180,819	177,014
Total Homebuilding	974,929	1,020,485
Financial Services:
Accounts payable and other liabilities	6,345	8,461
Mortgage warehouse line of credit	137,749	198,856
Total Financial Services	144,094	207,317
Notes Payable:
Revolving credit agreement	226,250	—
Senior notes	1,098,990	1,098,739
Senior subordinated notes	400,000	400,000
Accrued interest	13,460	20,808
Total Notes Payable	1,738,700	1,519,547
Total Liabilities	2,857,723	2,747,349

Minority interest from inventory not owned	175,009	180,170

Minority interest from consolidated joint ventures.	1,243	1,079

Stockholders’ Equity:
Preferred Stock, $.01 par value-authorized 100,000 shares; liquidation preference of $25,000 per share, issued 5,600 shares at January 31, 2006 and at October 31, 2005
Common Stock, Class A, $.01 par value-authorized 200,000,000 shares; issued 58,290,396 shares at January 31, 2006 and 57,976,455 shares at October 31, 2005 (including 11,145,656 shares at January 31, 2006 and 10,995,656 shares at October 31, 2005 held in Treasury)	583	580
Common Stock, Class B, $.01 par value (convertible to Class A at time of sale) authorized 30,000,000 shares; issued 15,365,053 shares at January 31, 2006 and 15,370,250 shares at October 31, 2005 (including 691,748 shares at January 31, 2006 and October 31, 2005 held in Treasury)	154	154
Paid in Capital	378,475	371,390
Retained Earnings	1,604,379	1,522,952
Deferred Compensation	(17,415)	(19,648)
Treasury Stock - at cost	(91,372)	(84,071)
Total Stockholders’ Equity	1,874,804	1,791,357
Total Liabilities and Stockholders’ Equity	$4,908,779	$4,719,955

HOVNANIAN ENTERPRISES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands Except Per Share Data)

(Unaudited)

	Three Months Ended January 31,
	2006	2005

Revenues:
Homebuilding:
Sale of homes	$1,246,197	$1,015,969
Land sales and other revenues	12,533	24,399
Total Homebuilding	1,258,730	1,040,368
Financial Services	19,262	14,193
Total Revenues	1,277,992	1,054,561
Expenses:
Homebuilding:
Cost of sales, excluding interest	934,687	771,256
Cost of sales interest	16,569	17,767
Total Cost of Sales	951,256	789,023

Selling, general and administrative	135,234	96,588
Inventory impairment loss	3,109	498
Total Homebuilding	1,089,599	886,109

Financial Services	13,530	9,920

Corporate General and Administrative	27,722	15,878

Other Interest	820	155

Other Operations	7,001	1,940

Intangible Amortization	11,669	10,088
Total Expenses	1,150,341	924,090
Income from unconsolidated joint ventures	7,575	1,435

Income Before Income Taxes	135,226	131,906
State and Federal Income Taxes:
State	4,874	5,446
Federal	46,256	44,978
Total Taxes	51,130	50,424
Net Income	84,096	81,482
Less: Preferred Stock Dividends	2,669	—
Net Income Available to Common
Stockholders	$81,427	$81,482
Per Share Data:
Basic:
Income per common share	$1.30	$1.31
Weighted average number of common shares outstanding	62,810	62,240
Assuming dilution:
Income per common share	$1.25	$1.25
Weighted average number of common shares outstanding	65,403	65,419

HOVNANIAN ENTERPRISES, INC.

(DOLLARS IN THOUSANDS EXCEPT AVG. PRICE)

(UNAUDITED)

Communities Under Development

Three Months - 1/31/06

	Net Contracts (1)			Deliveries
	Three Months Ended			Three Months Ended			Contract Backlog
	January 31,			January 31,			January 31,
	2006	2005	% Change	2006	2005	% Change	2006	2005	% Change
NorthEast Region (2)
Homes	608	522	16.5%	612	687	(10.9)%	2,160	2,091	3.3%
Dollars	224,401	189,605	18.4%	225,502	238,461	(5.4)%	803,498	720,675	11.5%
Avg. Price	369,081	363,228	1.6%	368,467	347,105	6.2%	371,990	344,656	7.9%
SouthEast Region (3)
Homes	1,367	849	61.0%	1,527	902	69.3%	7,218	2,346	207.7%
Dollars	501,401	284,882	76.0%	467,656	263,834	77.3%	2,242,102	792,978	182.7%
Avg. Price	366,790	335,550	9.3%	306,258	292,499	4.7%	310,627	338,013	(8.1)%
SouthWest Region
Homes	801	897	(10.7)%	872	715	22.0%	1,225	1,106	10.8%
Dollars	170,704	165,048	3.4%	183,259	135,911	34.8%	276,116	197,285	40.0%
Avg. Price	213,113	184,000	15.8%	210,159	190,085	10.6%	225,401	178,377	26.4%
West Region
Homes	574	906	(36.6)%	834	962	(13.3)%	1,493	1,861	(19.8)%
Dollars	257,151	354,124	(27.4)%	369,780	377,763	(2.1)%	686,500	764,697	(10.2)%
Avg. Price	447,998	390,865	14.6%	443,381	392,685	12.9%	459,813	410,907	11.9%
Consolidated Total
Homes	3,350	3,174	5.5%	3,845	3,266	17.7%	12,096	7,404	63.4%
Dollars	1,153,657	993,659	16.1%	1,246,197	1,015,969	22.7%	4,008,216	2,475,635	61.9%
Avg. Price	344,375	313,062	10.0%	324,108	311,074	4.2%	331,367	334,365	(0.9)%
Unconsolidated Joint Ventures (4)
Homes	274	66	315.2%	585	22	2559.1%	2,029	399	408.5%
Dollars	108,572	41,347	162.6%	214,612	11,585	1752.5%	924,762	239,851	285.6%
Avg. Price	396,250	626,470	(36.7)%	366,858	526,591	(30.3)%	455,772	601,130	(24.2)%
Total
Homes	3,624	3,240	11.9%	4,430	3,288	34.7%	14,125	7,803	81.0%
Dollars	1,262,229	1,035,006	22.0%	1,460,809	1,027,554	42.2%	4,932,978	2,715,486	81.7%
Avg. Price	348,297	319,446	9.0%	329,754	312,516	5.5%	349,237	348,005	0.4%

DELIVERIES INCLUDE EXTRAS

Notes:

(1) Net contracts are defined as new contracts signed during the period for the purchase of homes, less cancellations of prior contracts.

(2) The number and the dollar amount of net contracts in the Northeast in the 2006 first quarter include the effect of the Oster Homes acquisition, which closed in August 2005.

(3) The number and the dollar amount of net contracts in the Southeast in the 2006 first quarter include the effects of the Cambridge Homes and First Home Builders of Florida acquisitions, which closed in March 2005 and August 2005, respectively.

(4) The number and the dollar amount of net contracts in Unconsolidated Joint Ventures in the 2006 first quarter include the effect of the Town & Country Homes acquisition, which closed in March 2005.